Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Independent Bank Corp.:

We consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 333-04259, 333-27169, 333-31107, 333-82998, 333-126986, 333-133334, 333-159080, 333-166124, and 333-167046 and Form S-3: Nos. 333-159444 and 333-169024) of Independent Bank Corp. of our report dated March 10, 2009, with respect to the consolidated statements of income, stockholders’ equity and cash flow for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Independent Bank Corp. incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
March 4, 2011